        EXHIBIT 21.1

SUBSIDIARIES OF SJW GROUP

Following is a list of the subsidiaries of SJW Group as of December 31, 2020, each of which, unless otherwise indicated, is wholly owned by the company either directly or through another subsidiary.

Name	Jurisdiction of Organization
San Jose Water Company	California
SJW Land Company	California
SJWTX, Inc., also doing business as Canyon Lake Water Service Company	Texas
SJWNE LLC	Delaware
Connecticut Water Service, Inc.	Connecticut
The Connecticut Water Company	Connecticut
Chester Realty, Inc.	Connecticut
New England Water Utility Services, Inc.	Connecticut
The Maine Water Company	Maine